CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 20, 2000, except as to Note 12 which is as of February 2, 2001, relating to the financial statements and financial statement schedule as of January 1, 2000 and January 2, 1999 and for each of the three years in the period ended January 1, 2000, which appears in the Current Report on Form 8-K dated February 2, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Denver, Colorado
February 2, 2001